EXHIBIT 99.(10)(B)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Condensed Financial Information” and “Experts” and to the use of our report dated April 27, 2005 for TIAA-CREF Life Separate Account VA-1 included in this Registration Statement on Form N-4 (No. 333-61761) of TIAA-CREF Life Separate Account VA-1.

We also consent to the use of our report dated April 20, 2005, with respect to the statutory-basis financial statements of TIAA-CREF Life Insurance Company (“TIAA-CREF Life”), included in this Registration Statement. Such report expresses our opinion that TIAA-CREF Life’s statutory-basis financial statements present fairly, in all material respects, the financial position of TIAA-CREF Life at December 31, 2004 and 2003, and the results of its operations and its cash flow for each of the three years in the period ended December 31, 2004, in conformity with accounting practices prescribed or permitted by the New York State Insurance Department. Such report also expresses our opinion that TIAA-CREF Life’s statutory-basis financial statements do not present fairly, in conformity with U.S. generally accepted accounting principles, the financial position of TIAA-CREF Life at December 31, 2004 and 2003, or the results of its operations or its cash flow for each of the three years in the period ended December 31, 2004.

/s/ ERNST & YOUNG LLP

New York, New York
April 27, 2005